Exhibit 10.1

SETTLEMENT AGREEMENT BETWEEN AND AMONG

GMCo/MLC-IUE-CWA AND USW

REGARDING RETIREE HEALTH CARE, LIFE INSURANCE,

PENSION TOP-UP, AND MODIFICATION

AND GMCO ASSUMPTION OF MLC-IUE-CWA CBA

This Settlement Agreement (together with the Exhibits hereto, the “Settlement Agreement”), is between General Motors Company (“GMCo”), Motors Liquidation Company (“MLC” formerly known as General Motors Corporation), the IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO,CLC (“IUE-CWA”) and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO,CLC (“USW”). The IUE-CWA and USW also enter into this Settlement Agreement as the authorized representative, as defined in Section 1114(c)(1) of Title 11 of the United States Code (the “Bankruptcy Code”), of those persons receiving retiree benefits, as defined in Section 1114(a) of the Bankruptcy Code, pursuant to collectively bargained plans, programs and/or agreements between MLC and the IUE-CWA or the USW (or an IUE-CWA or USW predecessor) and who are members of the Covered Group, as defined herein. Collectively, the IUE-CWA, the USW, GMCo, MLC and the Covered Group are referred to as the “Parties.”

MLC agreed to provide certain retiree medical benefits in various collectively bargained agreements with the IUE-CWA and the USW. MLC, the IUE-CWA and the Class entered into a settlement agreement in the class action of IUE-CWA, et al. v. General Motors Corp., No. 2:06-cv-12151 (E.D. Mich) (“Combs”). Subsequent to entering those collective bargaining agreements and the class settlement agreement (the “Combs Settlement”), MLC commenced a case under Chapter 11 of the Bankruptcy Code entitled In Re General Motors Corp., et al., No. 09-050026 (REG) (“MLC Chapter 11 Case”) in the U.S. Bankruptcy Court (S.D. N.Y.) (the “Bankruptcy Court”). Pursuant to an Order of the Bankruptcy Court, GMCo purchased substantially all of the assets of MLC.

The IUE-CWA and the USW assert, and GMCo and MLC deny, that GMCo and/or MLC are required to continue to provide retiree medical benefits in accordance with those collective bargaining agreements and the class settlement agreement and, further, to provide certain pension benefit guarantees in accordance with collectively bargained memorandums of understanding regarding establishment or restructuring of Delphi Corporation (“Delphi”). GMCo maintains that it is not obligated to assume or to continue to abide by the MLC collective bargaining agreements with the IUE-CWA or the USW, the Combs Settlement or the Delphi restructuring memorandums of understanding. MLC maintains that it is entitled to cancel or terminate all obligations arising from collective bargaining agreements between MLC and the IUE-CWA or the USW. After due consideration of the factual and legal arguments regarding these issues, as well as the costs, risks, and delays associated with litigating these issues, GMCo, MLC and the IUE-CWA and USW have agreed to resolve all claims regarding such matters on the basis set forth in this Settlement Agreement.

1.

Pension Top-Up: In the event that pension benefits received by a retired Covered Employee from the PBGC, or a combination of the PBGC, Delphi or another entity (including a Delphi Divested Unit), as a consequence of termination of the Delphi Hourly Retirement Plan

(“Delphi HRP”), referred to herein as “Insured Pension Payments,” are less than what otherwise would have been received by the retired Covered Employee from the Delphi HRP according to plan terms as of July 22,2009, GMCo will provide supplemental payments to such retired Covered Employee so that when combined with the Insured Pension Payments such retired Covered Employee will receive pension benefits equal to what otherwise would have been paid by the Delphi HRP according to plan terms. For the avoidance of doubt, by this provision GMCo agrees to pay benefits to the retired Covered Employee equal to the difference between the amount of Insured Pension Payments and the amount of benefits that would have been paid by the Delphi HRP according to its terms had it not been terminated.

a.	Covered Employee shall mean those IUE-CWA or USW represented Delphi employees who had unbroken seniority and were employed by GM under the terms of the 1996 GM-IUE-CWA or GM-USW National Agreement as of the spin-off of Delphi from GM on May 28,1999 who were not employed under a competitive wage agreement as of May 28, 1999, i.e., Tier II or Tier III employees; provided however, that IUE-CWA or USW represented employees who were employed as of May 28,1999 and were initially hired under a competitive wage agreement that provided for them to grow into full parity for all purposes, including but not limited to all benefit participation on the same basis as non-competitive hire employees and the ability to grow into full wage parity, are also Covered Employees. It is understood that employees represented by Splinter Unions as hereafter defined are not eligible for the Pension Top-Up regardless of their election to participate in the retiree health care and life insurance coverages contemplated by this Settlement Agreement.

b.	A Covered Employee will be entitled to the Pension Top-Up only with respect to a retirement under Article II, Section 1 (Normal Retirement), Section 2 (Early Retirement) or Section 3 (Total and Permanent Disability Retirement) of the Delphi HRP. A Covered Employee receiving only a deferred vested benefit under ArticleVII, Section 2 (Retention of Deferred Pension if Separated) as a former employee is not entitled to the Pension Top-Up.

c.	In consideration of the commitments described in this paragraph 1, in the Chapter 11 bankruptcy case of In re Delphi Corporation, et al., Case No. 05-44481 (RDD), the IUE-CWA and USW agree to withdraw their objections (Docket No. 17793 and No.18258) and waive any further objections to the First Amended Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (As Modified) submitted by the Debtors on June 1, 2009 (as further modified) (the “Modified Plan”) or Delphi’s motion to approve the Modified Plan (Docket No. 16646). Further, the IUE-CWA and USW agree to waive any Seller U.S. CBA restrictions to the proposed sale of operations, including Document 63 (IUE-CWA) and Document 53 (USW), to the extent necessary to accomplish the Modified Plan.

2.	Up-To-7 Years Accrual: GMCo agrees to amend the GMCo General Motors Hourly-Rate Employees Pension Plan (“GMCo HRP”) to provide the following:

a.	Covered Employees, who were Delphi employees as of November 30, 2008, the date that Delphi froze the Delphi HRP (the “Freeze Date”), or Covered Employees who were employed as of the Freeze Date at a Delphi operation divested after October 8, 2005 and prior to the Freeze Date (“Delphi Divested Operation”) will be eligible to accrue credited service under the GMCo HRP for all purposes, including but not limited to eligibility, vesting, and future benefit accruals for the seven (7) year period commencing on the Freeze Date. Any such benefits provided by the GMCo HRP shall be at the level and scope in effect at Delphi on July 22, 2009 (the “Up-to-7-Effective Date”) and shall be secondary to benefits provided by Delphi, the Delphi HRP, any Delphi Divested Operation or any benefit plan of such operation, any of their subsidiaries, affiliates or successors or associated pension plans, and/or the Pension Benefit Guarantee Corporation (“PBGC”). In no event shall the GMCo HRP provide pension benefits on such credited service at a level and scope that exceeds that being provided to hourly retirees of GMCo. The amount of such credited service accrued will equal:

i.	The amount of credited service that, but solely for Delphi Freezing the Delphi HRP, would have been earned after the Freeze Date under Article III of the Delphi HRP in effect on the Up-to-7-Effective Date; and

ii.	To the extent not taken into account in Paragraph 2(a)(i), above, the amount of credited service that, but solely for the Freeze and divestiture, would have been earned while working after the Freeze Date at any Delphi Divested Operation under Article III of the Delphi HRP in effect on the Up-To-7-Effective Date.

Nothing in this Settlement Agreement shall be deemed to require GMCo to grant credited service beyond that described in this Paragraph 2(a). Employees shall be provided only the amount of credited service earned as described in this Paragraph 2(a), and shall not receive credited service otherwise. It is understood that employees represented by Splinter Unions as hereafter defined are not eligible for the Up-To-7 Years Accrual regardless of their election to participate in the retiree health care and life insurance coverages or other aspects contemplated by this Settlement Agreement.

b.	In regard to the credited service accrued in the GMCo HRP under Paragraph 2(a) of this Settlement Agreement, the GMCo HRP will recognize Delphi HRP credited service accrued prior to the Freeze Date for purposes of vesting and eligibility to retire for any Covered Employee. No other Delphi HRP credited service will be recognized by the GMCo HRP.

c.	The GMCo HRP benefit payable to a Covered Employee, who retires as a Normal Retirement under and as defined by Article II, section 1 of the Delphi HRP and GMCo HRP, will be a Basic Benefit (as defined according to the GMCo HRP) and based on GMCo HRP credited service accrued under Paragraph 2(a) of this Settlement Agreement and the rates in effect under the Delphi HRP as of the Up-To-7-Effective Date.

d.	The GMCo HRP benefit payable to a Covered Employee, who retires under Article II, section 2(a)(3) of the Delphi HRP and GMCo HRP with a combined 30 or more years of credited service prior to age 62 and one month, will be a Basic Benefit payable beginning at age 62 and one month based on the number of years of credited service accrued under the GMCo HRP under Paragraph 2(a) of this Settlement Agreement and the rates in effect under the Delphi HRP as of the Up-To-7-Effective Date.

e.	The GMCo HRP benefit payable to a Covered Employee, who retires under the Delphi HRP and GMCo HRP prior to age 65 with a combined 85 Points or at least age 60 with 10 or more years of credited service, under Article II, section 2(a)(l) or 2(a)(2) of the Delphi HRP and GMCo HRP or as a Total and Permanent Disability retirement under Article II, section 3 of the Delphi HRP approved by Delphi or the PBGC pursuant to the procedures applicable to the Delphi HRP as of the date immediately preceding the Up-To-7-Effective Date and approved by GMCo under the procedures applicable to the GMCo HRP, or for IUE-CWA Covered Employees the Kettering Ohio, Moraine Ohio and Anaheim California plants only, and for USW Covered Employees of the Home Avenue plant only (including those who transfer in accordance with their seniority to the Vandalia plant in conjunction with cessation of operations at the Home Avenue plant) as a retirement under mutually satisfactory conditions pursuant to Article II, section 2(b) of the Delphi HRP, will consist of the following:

i.	the Basic Benefit based on the number of years of credited service accrued under the GMCo HRP under Paragraph 2(a) of this Settlement Agreement, age at time of retirement, and the rates in effect under the Delphi HRP as of the Up-To-7-Effective Date. Such benefits from the GMCo HRP are payable beginning upon the date of retirement and will be re-determined, if applicable, at age 62 and one month, under the terms of the Delphi HRP in effect as of the Up-To-7-Effective Date; and

ii.	if applicable, an interim supplement based on the rates in effect under the Delphi HRP as of the Up-To-7-Effective Date for the number of years of credited service accrued under the GMCo HRP under Paragraph 2(a) of this Settlement Agreement and age at time of retirement. The duration of such interim supplement is modified as set forth in the letter in the Delphi HRP entitled Social Security.

iii.	if applicable, a temporary benefit based on the rates in effect under the Delphi HRP as of the Up-To-7-Effective Date for the number of years of credited service accrued under the GMCo HRP under Paragraph 2(a) of this Settlement Agreement. Provided, however, that such number of years of credited service when added to the number of years of credited service in the Delphi HRP will not exceed 30. The duration of such temporary benefit is modified as set forth in the letter in the Delphi HRP entitled Social Security.

f.	Any Covered Employee who, after considering: i) the credited service accrued in the GMCo HRP under Paragraph 2(a) of this Settlement Agreement; ii) the Delphi HRP credited service recognized in the GMCo HRP for eligibility to retire under Paragraph 2(b) of this Settlement Agreement; and iii) age at retirement or separation from service from Delphi, or any Delphi Divested Operation, is not eligible for retirement under the GMCo HRP as described in Paragraph 2(c), 2(d), or 2(e) of this Settlement Agreement, will receive only a deferred vested benefit from the GMCo HRP based on the years of credited service accrued under the GMCo HRP under Paragraph 2(a) of this Settlement Agreement. The Basic Benefit will be based on the number of years of credited service accrued under the GMCo HRP under Paragraph 2(a) of this Settlement Agreement, age at time of benefit commencement, and the rates in effect under the Delphi HRP as of the Up-To-7-Effective Date. Neither GMCo, nor the GMCo HRP, will have any obligation to supplement the deferred vested amounts set forth above.

g.	For the avoidance of doubt, for the purposes of Paragraph 2 of this Settlement Agreement for Covered Employees who have not retired or separated from service from Delphi, GMCo, or any Delphi Divested Operation, the GMCo HRP will continue to recognize the growth in age of such Covered Employees during the period they are considered an active employee with seniority in the Delphi HRP. For purposes of such recognition of growth in age in the GMCo HRP, such Covered Employees will not be considered by the GMCo HRP to have separated from service from GM on a “time for time” basis during the period they are considered an active participant in the Delphi HRP. A Covered Employee shall be deemed an active participant in the Delphi HRP, other than for purposes of future benefit accruals and subject to the other terms of the Delphi HRP in effect and to the extent permitted by law, for all periods on or after the Freeze Date and prior to retirement or separation from service from Delphi, any Delphi Divested Operation, MLC, or GMCo.

3.

Claims in MLC’s Chapter 11 Case: The IUE-CWA, USW and all Splinter Unions (as hereafter defined) that agree to applicable terms in this Settlement Agreement shall be granted an allowed prepetition unsecured claim in MLC’s Chapter 11 Case in the amount of one billion dollars with respect to retiree health and life insurance benefits for the post-age-65 retirees, post-age-65 surviving spouses and under-age-65 retirees or surviving spouses disqualified for Retiree Health Care Benefits due to Medicare eligibility who are represented by IUE-CWA, USW and the Splinter Unions (the “Allowed Claim”). Age for purposes of the preceding sentence shall be determined as of December 31, 2009. The Allowed Claim shall be in full settlement, satisfaction and discharge of all claims against MLC and its affiliates and their present and former officers and directors by the IUE-CWA, USW and the Splinter Unions or any employees, retirees or other persons or beneficiaries represented by or subject to agreements entered by such unions with MLC (the “Splinter Claims”) against MLC and its affiliates and their respective officers, directors. Upon approval of this Settlement Agreement by the Bankruptcy Court, any and all Splinter Claims shall be withdrawn, released and dismissed with prejudice and the IUE-CWA, USW and the Splinter Unions shall promptly take all such action necessary or required to effectuate the foregoing, including providing releases to MLC. Any funds resulting from the Allowed Claim shall be distributed in a manner as authorized by the Bankruptcy Court. To the extent approved by the Bankruptcy Court, MLC agrees that the IUE-CWA, USW, and the Splinter Unions have a right to sell, assign or transfer their respective Allowed Claim as they deem appropriate at any time.

4.	Retiree Health Care Benefits - On and After July 10, 2009 and Through December 31, 2009. For claims incurred on and after July 10, 2009 and through December 31, 2009, retiree health care for eligible IUE-CWA or USW retirees will be provided in accordance with the terms of the MLC Health Care Program for Hourly Employees (the “MLC Plan”) as applicable to retiree members of the Covered Group as it existed on July 10, 2009. The claims described in this Paragraph 4 shall be paid by either GMCo or MLC as may be determined between GMCo and MLC. As of January 1, 2010, all obligations by either GMCo or MLC to provide retiree health care in accordance with the GM Hourly Plan shall cease and be forever terminated. A claim is deemed incurred for purposes of this Section as of the date treatment is provided, regardless of when such treatment was scheduled and regardless of whether such treatment was part of a continuation of related treatments.

5.	Retiree Health Care Benefits - On and After January 1, 2010. For claims incurred on or after January 1, 2010, GMCo will provide retiree health care to eligible IUE-CWA or USW retirees as follows and MLC shall have no liability or responsibility thereafter:

a.	GMCo will create a separate retiree health care plan with participation limited to eligible IUE-CWA and USW retirees and retirees affiliated with other Splinter Unions where those Splinter Unions elect, on a union-by-union basis, to participate on behalf of retirees and members who are similarly situated to the Covered Group with respect to health care in retirement and to be bound by the terms of a settlement agreement related to retiree health care and life insurance equivalent to those contained in this Settlement Agreement. It is understood that Splinter Union retirees are not eligible for the Pension Top-Up or Up-To-7 Years Accrual as contemplated by this Settlement Agreement. The term “Splinter Union” as used in this Settlement Agreement shall include the following, including any predecessor unions where applicable:

i.	International Association of Machinists and Aerospace Workers;

ii.	International Brotherhood of Electrical Workers;

iii.	Michigan Regional Council of Carpenters, Local 687 and Interior Systems, Local 1045;

iv.	International Brotherhood of Painters and Allied Trades of the United States and Canada, Sign & Display Union Local 59;

v.	International Brotherhood of Teamsters;

vi.	The International Brotherhood of Boilermakers;

vii.	International Union of Operating Engineers;

viii.	United Catering Restaurant Bar & Hotel Workers; and

ix.	With respect to any Splinter Union retirees where the union has failed or refused to accept appointment as the authorized representative pursuant to 11 USC § 1114, any committee appointed by the Bankruptcy Court as the authorized representative of such Splinter Union retirees.

b.	GMCo’s obligation to make contributions toward retiree health care under this plan shall be fixed and capped at the specified level of expenditures on an average annual cost per contract basis for pre-Medicare Single coverage of $4,640 and for pre-Medicare family coverage of $9,030 (the “Cap”). The total value of health care benefits under this Settlement Agreement, inclusive of benefits paid under Paragraph 4 of this Settlement Agreement, is limited to an aggregate net present benefit value of $467 million (“Aggregate Net Present Value”) with respect to all eligible IUE-CWA, USW and Splinter Union participants. GMCo shall deliver the Aggregate Net Present Value to participants over time reduced on a proportionate basis with respect to Splinter Unions that elect not to participate and by amounts paid in accordance with Paragraph 5(f) (“Adjusted Value”). It is understood that GMCo’s total obligation for the IUE-CWA, the USW and all Splinter Unions is limited to the Aggregate Net Present Value and that once it has been exhausted GMCo shall have no further obligation to make contributions toward health care for the Covered Group or for any covered members of Splinter Unions that elect to participate. It is further understood that the Aggregate Net Present Value shall be reduced on a proportionate basis with respect to Splinter Unions that elect not to participate. Spending against the Aggregate Net Present Value shall be determined by recording the annual health care benefit expenditures pursuant to this Settlement Agreement discounted at a rate of 7.2%. Participant contributions are not counted against the Aggregate Net Present Value and are not counted as part of the Caps in any year. At the point in time where GMCo’s total amount paid reaches the Adjusted Value GMCo shall cease making any contributions toward health care for the Covered Group or covered members of Splinter Unions that elect to participate regardless of whether such participants otherwise satisfy plan eligibility criteria.

c.

The Aggregate Net Present Value was determined based upon an expected 92% rate of participation, resulting in a plan design generally in accordance with the description contained on Attachment A. Both the IUE-CWA and USW believe that the actual rate of participation will be less than 92%. The IUE-CWA and USW believe that a conservative estimate of the expected rate of participation is 82%. Therefore, GMCo agrees that it initially will configure plan design generally in accordance with the description contained on Attachment A, except that GMCo will presume a participant acceptance rate of 82% for IUE-CWA, USW and Splinter Unions that elect to participate and adjust the participant monthly contribution for 2010 to account for the estimated annual savings associated with the additional anticipated 10% of eligible participants that decline participation in the plan as offset by amounts paid to participants electing to opt-out. For 2011, after accounting for anticipated increases or decreases in health care costs, GMCo will determine the actual opt-out savings and actual amount of opt-out payments that occurred during the

2010 plan year and will adjust the 2011 plan design any differences resulting from an over or under estimation of the rate of participation or level of opt-out savings that occurred in 2010. Thereafter, GMCo will analyze and project retiree health care expenses on an annual basis, net of any additional opt-out related savings from the previous year and excluding any annual savings associated with those who previously opted-out but have since attained 65 years of age, at which time the participant would have lost eligibility for Retiree Health Care Benefits under this Settlement Agreement. GMCo will adjust the plan design as necessary to maintain benefit coverages within the Cap on an aggregate basis across both pre-Medicare single and pre-Medicare family coverage without reduction in the aggregate amount of annual Cap expenditures caused by participant’s loss of eligibility to participate for reasons other than mortality or Medicare eligibility, at which time the participant would have lost eligibility for Retiree Health Care Benefits under this Settlement Agreement. For the avoidance of doubt, otherwise eligible individuals will no longer be eligible for Retiree Health Care Benefits under this Settlement Agreement upon attainment age 65 or if under age 65 upon becoming Medicare eligible, subject to rules governing end stage renal disease. For periods in which the Cap is exceeded, GMCo will make whatever plan design changes it deems necessary to recover the overpayment in the next plan year as well as to adjust for any anticipated increases in retiree health care costs in the next year. For periods in which the Cap has not been reached, GMCo will make whatever plan design changes it deems necessary to increase benefit levels to the extent of the Cap so they are distributed in the next plan year after adjusting for any anticipated increases in retiree health care costs in the next year.

d.	GMCo will bear all costs of plan administration.

e.	The IUE-CWA and USW may create an advisory committee and appoint members thereof; such advisory committee shall also include representatives of other Splinter Unions that have elected participation in accordance with this Settlement Agreement who wish to participate and who appoint their own representative members. If created, GMCo will advise the advisory committee reasonably prior to the implementation of any such adjustments of anticipated plan design adjustments deemed necessary to maintain benefit coverages within the Cap along with its rationale for any such adjustments. The advisory committee may provide advice and counsel with respect to any such adjustments, provided that GMCo may in its sole discretion accept or reject any such advice and that the process of involving the advisory committee shall not delay the ordinary and customary implementation of plan design alterations deemed necessary by GMCo to reflect the constraints of the Cap. The creation and operation of the advisory committee shall be at the expense of the unions participating in such committee and GMCo shall have no obligation to pay or to defray any cost or expense associated with creation of the committee or its operations or activities.

f.

Prior to January 1, 2010, the GMCo will initiate a one-time option for participants represented by the IUE-CWA, the USW and Splinter Unions that elect to participate to elect to voluntarily decline participation in the plan and in exchange for a monetary buyout in the amounts set forth on the Opt-Out Payment Schedule on Attachment D hereto. Thereafter, the one-time option will be offered to eligible retirees at the inception of their participation in the plan. All elections to opt-out of the plan are final and cannot later be revoked.

g.	With respect to contributions toward health care and life insurance in retirement pursuant to collective bargaining agreements between MLC and the IUE-CWA or the USW, MLC maintains that it had reserved the right to unilaterally amend, modify or terminate the respective plans or the benefits provided by those plans. The IUE-CWA and the USW maintain, however, that MLC did not effectively reserve such rights and that it was prohibited from unilaterally altering health care or life insurance for retirees. For purposes of this Settlement Agreement, the parties agree that GMCo’s right to amend, modify or terminate the retiree health care or life insurance benefits set forth herein shall be to the same extent as existed under the applicable collective bargaining agreements between MLC and the IUE-CWA or the USW, respectively. Apart from any right that GMCo may retain as a consequence of any reservation by MLC of the right to amend, modify or terminate health care in retirement, the parties agree that GMCo shall have the right to modify or amend the plan design in order to implement the Cap as set forth in this Settlement Agreement.

h.	The IUE-CWA, USW, Splinter Unions that elect to participate and all retirees/members within the scope of this agreement will not in the future seek to negotiate any modifications or changes to the health care benefits provided by GMCo.

i.	All obligations of MLC, the MLC Plan and any other MLC entity or benefit plan for health care in retirement for members of the Covered Group or any other person claiming entitlement to health care in retirement pursuant to an IUE-CWA or USW collective bargaining agreement other than as set forth herein shall be forever terminated as of the Effective Date.

6.	Basic Life Insurance: Effective the first of the month following the Effective Date, GMCo will provide Basic Life Insurance in retirement to eligible IUE-CWA and USW retirees in the maximum fixed amount of $10,000 as provided for in attachment B of the Closure Agreement as modified according to Attachment B to this Settlement Agreement. Retirees whose basic life insurance coverage is below $10,000 will remain at the lower amount. Current active employee members of the IUE-CWA will have Basic Life Insurance in the fixed amount of $10,000 effective upon the date of retirement. MLC shall have no responsibility or liability for such insurance. The IUE-CWA, USW or included members/retirees will not in the future seek to negotiate any modifications or changes to the life insurance coverages provided by GMCo. All obligations of MLC, the MLC Plan and any other MLC entity or benefit plan for basic life insurance for the included members/retirees arising from any GM-IUE-CWA or GM-USW collective bargaining agreement shall be forever terminated as of the Effective Date.

7.	Covered Group: The retiree health care and life insurance commitments shall apply to the “Covered Group,” which shall mean:

a.	MLC employees who were represented regarding the terms and conditions of their employment with MLC by the IUE-CWA or the USW and who retired from MLC under circumstances such that they were eligible for MLC contributions toward their health care and life insurance in retirement according to the terms of an IUE-CWA or USW collective bargaining agreement with MLC in effect at the time of their retirement, and their eligible spouses, surviving spouses and dependents;

b.	All active MLC employees (including those on a leave from which they are eligible to retire from MLC) who are represented with respect to the terms and conditions of their employment with MLC by the IUE-CWA and who transfer to GMCo pursuant to GMCo’s assumption of the Moraine Closure Agreement pursuant to this Settlement Agreement and who retire from GMCo under circumstances such that considering their combined MLC and GMCo service they would have qualified for MLC contributions toward health care and life insurance in retirement as determined according to criteria for such eligibility as existed in the 2003 GM-IUE-CWA National Agreement, and their eligible spouses, surviving spouses and dependents;

c.	All Delphi employees who were represented with respect to the terms and conditions of their employment with Delphi by the IUE-CWA and who applied for employment consideration with MLC under the terms of the Special Employee Placement Opportunities (“SEPO”) agreement, which is Attachment G to the August 5, 2007 GM, Delphi, IUE-CWA Memorandum of Understanding, and who were hired by MLC into a UAW Represented MLC Plant in accordance with the terms of the SEPO agreement and who retired from MLC or who transfer to GMCo and retire from GMCo, under circumstances such that considering their combined Delphi, MLC and GMCo service they would have qualified for corporate contributions toward health care and life insurance in retirement as determined according to criteria for such eligibility as existed in the 2003 GM-IUE-CWA National Agreement, and their eligible spouses, surviving spouses and dependents;

d.	All Delphi employees who were represented with respect to the terms and conditions of their employment with Delphi by the IUE-CWA and who are within the definition of “Covered Employees” as that term is used in Section 17.A. of the Attachment B to the lUE-Delphi-GM Memorandum of Understanding Delphi Restructuring dated August 5, 2007 or who were represented by the USW and who are within the definition of “Covered Employees” as that term is used in Section 17.A. of the Attachment B to the USW-Delphi-GM Memorandum of Understanding Delphi Restructuring dated August 16, 2007, and who satisfy the criteria described therein such that upon their retirement they would have qualified for contributions toward health care and life insurance in retirement from GM/MCL, and their eligible spouses, surviving spouses and dependents;

e.	The term “surviving spouses” shall include surviving spouses of a Covered Group retiree as well as surviving spouses of Covered Group active employees who died or die prior to retirement under circumstances such that at the time of death the employee would have been eligible to retire under circumstances meeting any of the Covered Group classifications (a, b, c and d).

8.	Assumption of the Moraine Closure Agreement: As of the Effective Date, GMCo will assume the terms and conditions of the Closure Agreement but only as modified during these negotiations as set forth on Attachment C. Assumption of the terms and conditions of the Closure Agreement shall not constitute assumption of MLC’s pre-Closing Liabilities under the Closure Agreement or assumption of any collective bargaining agreements outside the scope of the Closure Agreement, including, without limitation, memorandums of understanding regarding Delphi restructuring.

9.	Release: Except as related to claim arising from an alleged breach of obligations set forth herein, as of the Effective Date, the IUE-CWA, the USW and all Covered Employees and members of the Covered Group and all persons claiming entitlement to health care or life insurance in retirement pursuant to an IUE-CWA or USW collective bargaining agreement release and forever discharge GMCo, its predecessors and its current or former officers, directors, employees, agents, subsidiaries, affiliates, and any and all of its welfare and pension benefit plans and their fiduciaries, with respect to any and all rights, claims or causes of action that any of them have or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to any claim arising out of their employment with MLC, including, without limitation, alleged breaches of a collective bargaining agreement, the Combs Settlement, concerning any alleged entitlement to health care in retirement, any alleged entitlement to life insurance in retirement, and any claim the basis for which is predicated upon an allegation that GMCo is a successor to MLC. The term “collective bargaining agreement” is intended to have the broadest possible interpretation, inclusive of any and all national agreements or memorandums of understanding entered between MLC and the IUE-CWA or MLC and the USW, or their predecessors, whether individually or collectively, written or oral or as a matter of custom and practice.

10.	Waiver and Release: Other than as set forth in paragraph 3 with respect to the Allowed Claim, the IUE-CWA and USW as authorized Bankruptcy Code section 1114 and 1113 representatives withdraw with prejudice all claims filed or otherwise made against GM or MLC and their subsidiaries, and their employees, officers, directors and agents, relating to retiree health care benefits and basic life insurance and pursuant to any GM-IUE-CWA and GM-USW collective bargaining Agreements or otherwise, and agree not to bring any such claims in the future, and furthermore, on their own behalf and on behalf of all represented members/retirees, release and forever discharge MLC, and its current or former officers, directors, employees, agents, subsidiaries, affiliates and any and all of its welfare and pension benefit plans and their fiduciaries, with respect to any and all rights, claims or causes of action that any of them have or hereafter may have, whether known or unknown, suspected or unsuspected, concealed or hidden, arising out of, based upon or otherwise related to any claim arising out of their employment with MLC, including, without limitation, alleged breaches of a collective bargaining agreement, the Combs Settlement, any alleged entitlement to heath care in retirement, and any alleged entitlement to life insurance in retirement.

11.

The Order to be presented to the Bankruptcy Court approving this Settlement Agreement shall include a release from all liability of the Communications Workers of America, the IUE-CWA and USW and their local unions and any Splinter Union that elects to participate, including each of their current and former officers, members, employees, advisors, attorneys, accountants, investment bankers, consultants, agents and other representatives in connection with or related to the MLC Chapter 11 Case, the formulation, preparation, negotiation, dissemination, implementation, administration, or consummation of this Settlement Agreement, or any Section 1113 or Section 1114 proceedings.

12.	Appeal: The IUE-CWA shall withdraw all appeals with respect to bankruptcy court approval of the sale of substantially all MLC’s assets to GMCo.

13.	Effective Date: This Settlement Agreement is expressly conditioned upon approval of the Bankruptcy Court in the MLC Chapter 11 Case. The Effective Date of this Settlement Agreement shall be the date upon which an Order approving this Settlement Agreement in all material respects and in a form reasonably satisfactory to the parties, is entered by the Bankruptcy Court; provided, however that if such Order is overturned on appeal or otherwise such that there is or may be a material negative impact on the rights, obligations or benefits provided hereunder to the Parties hereto, the party experiencing the material negative impact may terminate this Settlement Agreement upon 30 days’ written notice to the other parties and the rights and obligations of all parties shall revert to the status quo ante as if this Settlement Agreement had never been entered.

14.	Dispute Resolution: Any controversy or dispute arising out of or relating to, or involving the enforcement, implementation, application or interpretation of this Settlement Agreement may be asserted only by GMCo, MLC, IUE-CWA or USW. The Order approving this Settlement Agreement will provide that the Bankruptcy Court will retain jurisdiction to resolve any disputes regarding the enforcement, implementation, application or interpretation of this Settlement Agreement. In the event that the bankruptcy case has been closed or dismissed, the parties agree that any necessary litigation to resolve such disputes shall be brought before the U.S. District Court for the Eastern District of Michigan (the “Court”). Each of the parties hereto expressly and irrevocably submits to the jurisdiction of the Bankruptcy Court or the Court, as applicable, and expressly waives any argument it may have with respect to venue or forum non conveniens. Nothing in this Settlement Agreement precludes members of the Covered Group, in connection with disputes arising out of the plan, from pursuing appropriate judicial review regarding disputes after exhaustion of administrative remedies.

15.	Integration: This Settlement Agreement constitutes the entire agreement between the parties regarding the matters set forth herein, and no representations, warranties or inducements have been made to any party concerning this Settlement Agreement, other than representations, warranties and covenants contained and memorialized in this Settlement Agreement. This Settlement Agreement supersedes any prior understandings, agreements or representations by or between the parties, written or oral, regarding the matters set forth in this Settlement Agreement.

16.	Counterparts: This Settlement Agreement may be executed in two or more counterparts. All executed counterparts and each of them shall be deemed to be one and the same instrument, provided that counsel for the parties to this Settlement Agreement shall exchange among themselves original signed counterparts.

17.	Assignment: Except as otherwise expressly stated herein, no party to this Settlement Agreement may assign any of its rights hereunder without the prior written consent of the other parties, and any purported assignment in violation of this sentence shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

18.	Cooperation: Each of the parties hereto shall do any and all acts and things, and shall execute and deliver any and all documents, as may be necessary or appropriate to effectuate the purposes of this Settlement Agreement.

19.	IUE Actuarial Professional Fees - VEBA negotiations: GMCo will reimburse the IUE-CWA for amounts necessarily incurred and actually paid to actuarial experts for purposes of evaluating the prospect of entering a VEBA settlement agreement between General Motors Corporation and the IUE-CWA during the period April 1, 2008 through December 31, 2008 upon submission of paid invoices up to a an aggregated maximum for all such invoices of $70,000.

20.	Definitions:

a.	Adjusted Value - The term “Adjusted Value” shall have the meaning ascribed to it in Paragraph 5(b) of this Settlement Agreement.

b.	Aggregate Net Present Value - The term “Aggregate Net Present Value” shall have the meaning ascribed to it in Paragraph 5(b) of this Settlement Agreement.

c.	Allowed Claim - The term “Allowed Claims” shall have the meaning ascribed to it in Paragraph 3 of this Settlement Agreement.

d.	Bankruptcy Code - The term “Bankruptcy Code” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

e.	Bankruptcy Court - The term “Bankruptcy Court” shall have the meaning ascribed to it in the second paragraph of the preamble to this Settlement Agreement.

f.	Cap - The term “Cap” shall have the meaning ascribed to it in Paragraph 5(b) of this Settlement Agreement.

g.	Combs - The term “Combs” shall have the meaning ascribed to it in the second paragraph of the preamble to this Settlement Agreement.

h.	Combs Settlement - The term “Combs Settlement” shall have the meaning ascribed to it in the second paragraph of the preamble to this Settlement Agreement.

i.	Court - The term “Court” shall have the meaning ascribed to it in Paragraph 14 of this Settlement Agreement.

j.	Delphi - The term “Delphi” shall have the meaning ascribed to it in the third paragraph of the preamble to this Settlement Agreement.

k.	Delphi Divested Operation - The term “Delphi Divested Operation” shall have the meaning ascribed to it in Paragraph 2(a) of this Settlement Agreement.

l.	Delphi HRP - The term “Delphi HRP” shall have the meaning ascribed to it in Paragraph 1 of this Settlement Agreement.

m.	Effective Date - The term “Effective Date” shall have the meaning ascribed to it in Paragraph 13 of this Settlement Agreement.

n.	Freeze Date - The term “Freeze Date” shall have the meaning ascribed to it in Paragraph 2(a) of this Settlement Agreement.

o.	GMCo - The term “GMCo” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

p.	GMCo HRP - The term “GMCo HRP” shall have the meaning ascribed to it in Paragraph 2 of this Settlement Agreement.

q.	IUE-CWA - The term “IUE-CWA” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

r.	MLC - The term “MLC” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

s.	MLC Chapter 11 Case - The term “MLC Chapter 11 Case” shall have the meaning ascribed to it in the second paragraph of the preamble to this Settlement Agreement.

t.	MLC Plan - The term “MLC Plan” shall have the meaning ascribed to it in Paragraph 4 of this Settlement Agreement.

u.	Modified Plan - The term “Modified Plan” shall have the meaning ascribed to it in Paragraph l(c) of this Settlement Agreement.

v.	PBGC - The term “PBGC” shall have the meaning ascribed to it in Paragraph 2(a) of this Settlement Agreement.

w.	Splinter Claims - The term “Splinter Claims” shall have the meaning ascribed to it in Paragraph 3 of this Settlement Agreement.

x.	SEPO - The term “SEPO” shall have the meaning ascribed to it in Paragraph 7(c) of this Settlement Agreement.

y.	Splinter Union - The term “Splinter Union” shall have the meaning ascribed to it in Paragraph 5(a) of this Settlement Agreement.

z.	Up-to-7-Effective Date - The term “Up-to-7-Effective Date” shall have the meaning ascribed to it in Paragraph 2(a) of this Settlement Agreement.

aa.	USW - The term “USW” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED

General Motors Company

Date: 2009
By:

Motors Liquidation Company

Date: 2009
By:

IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC	Date: 2009

By:

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC	Date: 2009

By:

aa.	USW - The term “USW” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED

General Motors Company

Date: 8/2/2009
By:

Motors Liquidation Company

Date: 2009
By:

IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC	Date: 2009

By:

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC	Date: 2009

By:

aa.	USW - The term “USW” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED

General Motors Company

Date: 2009
By:

Motors Liquidation Company

Date: Sept. 10, 2009
By:

IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC	Date: 2009

By:

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC	Date: 2009

By:

aa.	USW - The term “USW” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED

General Motors Company

Date: 2009
By:

Motors Liquidation Company

Date: 2009
By:

IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO, CLC	Date: 9/3/2009

By:

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC	Date: 2009

By:

aa.	USW - The term “USW” shall have the meaning ascribed to it in the first paragraph of the preamble to this Settlement Agreement.

IN WITNESS THEREOF, the parties hereto have caused this Settlement Agreement to be executed by themselves or their duly authorized attorneys.

AGREED

General Motors Company

Date: 2009
By:

Motors Liquidation Company

Date: 2009
By:

IUE-CWA, the Industrial Division of the
Communications Workers of America, AFL-CIO, CLC	Date: 2009

By:

United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC	Date: 09/03/2009

By:

SETTLEMENT AGREEMENT - ATTACHMENT A

General Description of Retiree Medical Plan1

The following reflects a general description of the level of Retiree Medical Benefit coverage contemplated as of January 1, 2010:

Plan Offering	• Nationwide HSA-qualified PPO

Monthly Contributions Supporting a total OPEB liability of $467 million for IUE/USW/Other Splinter Unions	• $95 (single) • $140 (two) • $ 180 (three or more)

Annual Deductible	• $2,500 (single) • $5,000 (family) (single member may satisfy)

Medical Co-Insurance (after deductible)	• 20% (in-network) • 40% (out of network)

Out-of-Pocket Maximum	• $3,500 (single) • $7,000 (family) (single member may satisfy)

Behavioral Health (after deductible)	• Same as medical.

Rx Retail (after deductible)	• 20% (in-network) • 40% (out-of-network)

Rx Mail (after deductible)	• 20% (in-network) • 40% (out-of-network)

Vision Program	No longer offered.

Dental Program	No longer offered.

Coverage Termination (Participant level)	• Retirees, surviving spouses, and eligible dependents who are age 65 or older, and • Retirees, surviving spouses, and eligible dependents who are under age 65 but eligible for Medicare.

[1]

This plan description is provided as a general description of the plan design anticipated to be within the limits of the Caps which support a $467 million total liability to be measured from 7/10/2009 forward using an annual discount rate of 7.2%.

SETTLEMENT AGREEMENT - ATTACHMENT B

ATTACHMENT B	IUE-CWA

Modifications to the 2003 Supplemental Agreement - Life and Disability Benefits Program

The following is a list of proposed changes to the Life and Disability Benefits Program:

Sickness and Accident (S&A) and

Extended Disability Benefits (EDB)

•

For an employee to be deemed to be wholly and continuously disabled under the provisions of Article II, Section 6(a) and Article II, Section 7(a), the employee must provide medical evidence, satisfactory to the Carrier (third party administrator) that substantiates total disability, i.e., medical substantiation. Absent medical information that substantiates total disability, the employee’s claim for benefits under the Program will be denied. This will be effective for all employees’ currently on a disability leave or any future disability leaves. New claim forms will be created for this process and will be distributed to all employees on claim.

Basic Life, Extra Accident, and

Survivor Income Benefit Insurance

•	Article II, Section 1 - eliminate Continuing Life at age 65 from schedule - Article II, Section 1 will only pertain to employees prior to retirement.

•

Article II, Section 2 - eliminate Continuing Life at age 65. Article II, Section 2 will only pertain to employees after retirement. Basic Life Insurance amount will be a maximum of $10,000 for all current retirees and future retirees.

•	Article II, Section 3 - eliminate Extra Accident Insurance for all current retirees and future retirees.

•	Miscellaneous modifications that relate to changes for Basic Life

Article III, Section 3(e)

Article III, Section 4(b) and (c)

Article IV, Section 1 (c)

For the International IUE-CWA:	For General Motors Company:

SETTLEMENT AGREEMENT - ATTACHMENT B

ATTACHMENT B	IUE-CWA

Modifications to the 2003 Supplemental Agreement - Life and Disability Benefits Program

Dated:

ATTACHMENT B	IUE-CWA

Modifications to the 2003 Supplemental Agreement - Life and Disability Benefits Program

The following is a list of proposed changes to the Life and Disability Benefits Program:

Sickness and Accident (S&A) and

Extended Disability Benefits (EDB)

•

For an employee to be deemed to be wholly and continuously disabled under the provisions of Article II, Section 6(a) and Article II, Section 7(a), the employee must provide medical evidence, satisfactory to the Carrier (third party administrator) that substantiates total disability, i.e., medical substantiation. Absent medical information that substantiates total disability, the employee’s claim for benefits under the Program will be denied. This will be effective for all employees’ currently on a disability leave or any future disability leaves. New claim forms will be created for this process and will be distributed to all employees on claim.

Basic Life, Extra Accident, and

Survivor Income Benefit Insurance

•	Article II, Section 1 - eliminate Continuing Life at age 65 from schedule - Article II, Section 1 will only pertain to employees prior to retirement.

•

Article II, Section 2 - eliminate Continuing Life at age 65. Article II, Section 2 will only pertain to employees after retirement. Basic Life Insurance amount will be a maximum of $10,000 for all current retirees and future retirees.

•	Article II, Section 3 - eliminate Extra Accident Insurance for all current retirees and future retirees.

•	Miscellaneous modifications that relate to changes for Basic Life

Article III, Section 3(e)

Article III, Section 4(b) and (c)

Article IV, Section 1(c)

For the International IUE-CWA:	For General Motors Company:

9/3/09	9/3/09
Dated:

SETTLEMENT AGREEMENT ATTACHMENT C

Agreement between General Motors Company and the IUE-CWA, the Industrial Division of the Communications Workers of America, AFL-CIO and its Local Union 798

This Agreement shall constitute an Addendum to the 2008 Moraine Closure Agreement.

The following paragraphs, documents, and memoranda contained in the 2008 Moraine Closure Agreement shall be amended as follows:

•	Cost of Living payable, Paragraphs (65d) - (65I) is eliminated

•	Performance Bonus Payments, Paragraph (65)(b)(2) is eliminated

•	Individual Upward Educational Plan, Document 21 is eliminated December 31, 2009

•	Retiree Individual Upward Educational Plan, Document 25 is eliminated December 31, 2009

•	IUE-CWA-GM Scholarship Program For Dependent Children, Document 57 is eliminated December 31, 2009

•	Section 5 of the Closure Agreement relating to Supplemental Unemployment Benefit (SUB) is modified (See Attachment A)

•	Note the provisions identified above were settled similar in scope to those settled with the UAW

•	Section 16 of the Closure Agreement is eliminated

•	Joint Activities, Document 73 is modified to reflect a final settlement of $450,000 to be paid with installments of $225,000 in the first quarter 2010 and $225,000 in the first quarter of 2011

•	Memorandum of Understanding Moraine Assembly Closure Agreement Special Attrition Program

Option 5 “Special Employee Hiring Opportunities GM-IUE-CWA Moraine Assembly Plant” is eliminated for General Motors Company. Those employees who elected Option 5 will be allowed to rescind their application in accordance with the Option 5 provisions during a two (2) week time period identified by Management. Employees who do not rescind their application will remain on layoff with applicable SUB.

•	Life and Disability Benefits Program (See Attachment B)

The parties agree that the provisions of the 2008 Moraine Closure Agreement not amended by these negotiations, the Term Sheet or the General Motors Company- IUE-CWA Settlement Agreement shall remain in force as outlined in the Closure Agreement.

General Motors Company	IUE-CWA

Industrial Division of The Communications Workers of America, AFL-CIO and its Local 798
By:	By:

9/3/09

Dated:	9/3/09

SETTLEMENT AGREEMENT - Attachment C continued

IUE-CAW

Modifications to the 2003 Supplemental Unemployment Benefit Plan and

Guaranteed Income Stream Programs

Attachment A

This document further modifies the (10/16/08) Closure Agreement and the Supplemental Unemployment Benefit Plan and Guaranteed Income Stream Program Closure Agreement 9/23/08 Closure Agreement - Attachment B.

For employees who remain on layoff as of the effective date of this Agreement (7/22/09), and who are eligible for 104 weeks of SUB benefits as provided for in the Supplemental Unemployment Benefit Plan and Guaranteed Income Stream Program Closure Agreement 9/23/08 Closure Agreement - Attachment B, the SUB benefit for weeks 53 through 104, if eligible, will be calculated as follows:

•	The weekly benefit payment will be 50% of the employee’s gross weekly wages, based on a 40-hour week, less any Unemployment Compensation and applicable taxes.

For the International IUE-CWA:	For General Motors Company:

9/3/09	9/3/09

Dated:

SETTLEMENT AGREEMENT - Attachment C continued

ATTACHMENT B	IUE-CWA

Modifications to the 2003 Supplemental Agreement - Life and Disability Benefits Program

The following is a list of proposed changes to the Life and Disability Benefits Program:

Sickness and Accident (S&A) and

Extended Disability Benefits (EDB)

•

For an employee to be deemed to be wholly and continuously disabled under the provisions of Article II, Section 6(a) and Article II, Section 7(a), the employee must provide medical evidence, satisfactory to the Carrier (third party administrator) that substantiates total disability, i.e., medical substantiation. Absent medical information that substantiates total disability, the employee’s claim for benefits under the Program will be denied. This will be effective for all employees’ currently on a disability leave or any future disability leaves. New claim forms will be created for this process and will be distributed to all employees on claim.

Basic Life, Extra Accident, and

Survivor Income Benefit Insurance

•	Article II, Section 1 - eliminate Continuing Life at age 65 from schedule - Article II, Section 1 will only pertain to employees prior to retirement.

•

Article II, Section 2 - eliminate Continuing Life at age 65. Article II, Section 2 will only pertain to employees after retirement. Basic Life Insurance amount will be a maximum of $10,000 for all current retirees and future retirees.

•	Article II, Section 3 - eliminate Extra Accident Insurance for all current retirees and future retirees.

•	Miscellaneous modifications that relate to changes for Basic Life

Article III, Section 3(e)

Article III, Section 4(b) and (c)

Article IV, Section 1(c)

For the International IUE-CWA:	For General Motors Company:

9/3/09	9/3/09

Dated:

SETTLEMENT AGREEMENT - ATTACHMENT D

Opt-Out Payment Schedule

AGE	SINGLE	FAMILY
64	$1,120	$2,180
63	$2,165	$4,214
62	$3,140	$6,112
61	$4,050	$7,882
60	$4,898	$9,533
59	$5,690	$11,073
58	$6,428	$12,509
57	$7,116	$13,850
56	$7,759	$15,100
55 & Below	$8,358	$16,266

1)	The amount payable during the initial one-time option referenced in Paragraph 5(f) of the Settlement Agreement shall be based upon retiree or surviving spouse age and coverage status (i.e. single/family) as of January 1, 2010.

2)	The amount payable for those retiring after the Effective Date shall be based upon retiree or surviving spouse age and coverage status as of the date of retirement.

3)	Eligibility for an opt-out election is limited to retirees and surviving spouses of the Covered Group who are under age 65 and to dependents aged 18 to 24 of a retirees or surviving spouses of the Covered Group who are age 65 or older where the dependant qualifies for continued coverage under the plan terms due to status as a full time student (Student-Dependent). The Student-Dependent opt-out payment shall be determined according to the “Single” benefit amount based upon the number of years until the Student-Dependent reaches age 24. For example, for a Student-Dependent aged 22 the “Single” benefit amount associated with age 63, above, would apply, representing two years of coverage remaining until the student-dependent reaches age 24. Although non Student-dependents will continue to qualify for coverage under the terms of this agreement they are not eligible for an opt-out payment. The amount payable for the initial one-time option for Student-Dependents as described herein shall be based on their age and status as of January 1, 2010. The amount payable to Student-Dependents of age 65 or over Covered Group members who retire after the Effective Date shall be based upon the Student-Dependant’s age and status as of the date that such Covered Group member retires. In instances where there are two or more student-dependents under the same Covered Group sponsor, they each will qualify for a “Single” opt-out payment as applicable.

4)	Retirees or surviving spouses of the Covered Group who are members of the same family where each has or will have opt-out eligibility based upon retiree status each shall be entitled to a “Single” opt-out benefit only, regardless of the timing of their respective election. For example, where A and B are married and both are members of the Covered Group and A is currently retired and B is a current GMCo employee who upon retirement would be eligible to make an opt-out election, then A is entitled to a “Single” benefit payment upon exercise of the one-time voluntary election to opt-out and B is entitled to a “Single” benefit payment upon exercise of the one-time voluntary election to opt-out upon retirement, but neither is eligible to receive a “Family” benefit payment.